CENTRAL MINERA CORP.
(A PRE-EXPLORATORY STAGE COMPANY)

INTERIM FINANCIAL STATEMENTS

DECEMBER 31, 2005

(EXPRESSED IN U.S. DOLLARS)

PREPARED BY MANAGEMENT WITHOUT AUDITORS’ REVIEW

CENTRAL MINERA CORP.
(A PRE-EXPLORATORY STAGE COMPANY)

BALANCE SHEETS
(Expressed in U.S. Dollars)

	December 31,	June 30,
	2005	2005
ASSETS Current
Cash and Term Deposits (see note 4)	$41,162	$30,464
Accounts Receivable	4,203	8,169
Marketable Securities (see note 5)	1,000	1,000
Prepaid Expenses	25,425	26,830

	71,790	66,463
Equipment (see note 6)	768	918

Mineral Properties and Interests 2 2 $ 72,560 $ 67,383

LIABILITIES
Current Accounts Payable and Accrued Liabilities	$7,119	$15,747
Accounts Payable – Related Party	—	39,287

	$7,119	$55,034

SHARE CAPITAL AND DEFICIT
Share Capital (see Note 7)
Variable Multiple Voting Shares	300,000	300,000
Subordinate Voting Shares	41,873,339	41,759,052
Contributed Surplus arising from Stock Based Compensation	9,073	9,073
Deficit	(42,116,971	(42,055,776)

	65,441	12,349

	$72,560	$67,383

Going Concern Consideration (see Note 1)
Related Party Transactions (see Note 8)
Commitments (see Note 9)

Approved by the Directors
“Michael Cytrynbaum”
“Murray Kosick”

PREPARED BY MANAGEMENT WITHOUT AUDITORS’ REVIEW

CENTRAL MINERA CORP.
(A PRE-EXPLORATORY STAGE COMPANY)

BALANCE SHEETS
(Expressed in U.S. Dollars)

	Cumulative to	Three Months Ended	Six Months Ended	Three Months Ended	Six Months Ended
	December 31, 2005	December 31, 2005	December 31, 2005	December 31, 2004	December 31, 2004
Administration Expenses
Accounting and Audit	$719,992	$426	$426	$2,731	$2,731
Amortization	283,652	71	150	196	307
Consulting Fees	2,017,988	23,556	46,024	24,822	46,058
Legal	1,876,453	4,508	4,708	9,183	17,945
Office	940,327	1,787	1,974	1,562	2,126
Rent	726,425	—	—	—	—
Salaries and Benefits	292,748	—	—	—	—
Transfer Agent and Filing
Fees	191,345	5,158	5,625	3,069	3,393
Travel and Promotion	1,222,745	—	—	3,041	3,041

	8,271,675	35,506	58,907	44,604	75,601

Interest and Other Income	(1,518,935)	(56)	(114)	(203)	(203)
Loss (Gain) on Foreign Exchange	49,507	1,066	2,402	(188)	(1,836)
Write-down of Investment In Private Company	1,000,799	—	—	—	—
Loss (Gain) on Sale and Write-down of Marketable Securities	(6,310)	—	—	92	92
Write-down of Mineral Properties	24,724,778	—	—	—	—
Loss on Sale of Property and Equipment	11,307	—	—	—	—
Settlement of Lawsuits, Net of (Recoveries)	729,038	—	—	—	—
Loss on Sale of Subsidiary	8,855,112	—	—	—	—

	33,845,296	1,010	2,288	(299)	(1,947)

Net Loss for the Period	42,116,971	36,516	61,195	44,305	73,654
Deficit Beginning Of the Period	—	42,080,455	42,055,776	41,943,036	41,913,687

Deficit End of Period	$42,116,971	$42,116,971	$42,116,971	$41,987,341	$41,987,341

Net Loss per Common Share			$.01		$.01
Weighted Average Number of Shares Outstanding			28,445,426		27,969,517

PREPARED BY MANAGEMENT WITHOUT AUDITORS’ REVIEW

CENTRAL MINERA CORP.
(A PRE-EXPLORATORY STAGE COMPANY)

INTERIM STATEMENT OF CASH FLOW
(Expressed in U.S. Dollars)

	Cumulative to	Three Months Ended	Six Months Ended		Three Months Ended	Six Months Ended
	September 30, 2005	December 31	2005	December 31, 2005	December 31, 2004	December 31, 2004
FUNDS PROVIDED (USED) BY:
OPERATING ACTIVITIES
Net Loss for the Period	$(42,116,971)	$(36,516)	$(61,195)		$(44,305)	$(73,654)
Items not affecting Cash
Amortization	283,652	71	150		196	307
Loss on Sale of Subsidiary	8,855,112	—	—		—	—
Loss on Sale of Equipment	11,307	—	—		—	—
Write-down of Investment in Private Company	1,000,799	—	—		—	—
Stock Compensation Expense	9,073	—	—		—	—
Share Consideration Payable included in allowance for Lawsuit Settlement	375,000	—	—		—	—

	(6,857,251)	(36,445)	(61,045)		(44,109)	(29,238)
Net Change in Non-Cash Working Capital Items
Accounts Receivable	(29,628)	7,430	5,371		18,248	(22,581)
Marketable Securities	(1,000)	—	—		(8)	(8)
Prepaid Expenses	(1,199)	(199)				(39,166)
Accounts Payable and Accrued Liabilities	7,119	(64,796)	(47,915)		(8,925)	5,037

	(6,880,760)	(93,811)	(103,589)		(34,794)	(90,899)

Financing Activities
Shares Issued for Cash, Loan and Convertible Debenture	26,048,338	114,287	114,287		—	—
Investing Activities
Mineral Property Expenditures	(17,311,378)	—	—		—	—
Investment in Private Company	(1,000,799)	—	—		—	—
Purchase of Equipment	(814,239)	—	—		—	—

	(19,126,416)	—	—		—	—

Change in Cash for the Period	41,162	20,476	10,698		(34,794)	(90,899)
Cash Beginning of the Period	—	20,686	30,464		105,217	161,322

Cash End of Period	$41,162	$41,162	$41,162		$70,423	$70,423

PREPARED BY MANAGEMENT WITHOUT AUDITORS’ REVIEW

CENTRAL MINERA CORP.
(A PRE-EXPLORATORY STAGE COMPANY)

NOTES TO THE INTERIM FINANCIAL STATEMENTS
DECEMBER 31, 2005

(Expressed in U.S. Dollars)

1.	GOING CONCERN CONSIDERATIONS

These financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the normal course of operations. Different bases of measurement may be appropriate when a company is not expected to continue operations for the foreseeable future. As at February 10, 2006, the Company had not reached a level of operations which would finance day-to-day activities. The Company’s continuation as a going concern is dependent upon its ability to attain profitable operations and generate funds therefrom and/or raise equity capital or borrowings sufficient to meet current and future obligations.

2.	CONTINUING OPERATIONS

The Company is incorporated under the laws of Yukon Territory of Canada. The principal business activity is the acquisition, exploration and development of mineral properties. At the Company’s annual general meeting in December 2002, the shareholders approved the consolidation of the Company’s shares to a maximum ratio of 1:20 and to change its domicile. The directors are authorized to implement these changes at their discretion. No changes have been implemented.

3.	ACCOUNTING POLICIES

These financial statements have been prepared under Canadian generally accepted accounting principles applicable to interim financial statements and therefore do not include all the disclosures required for annual financial statements. Accordingly, these interim financial statements should be read in conjunction with the audited annual financial statements for the year ended June 30, 2005 and included with the Company’s annual report. In the opinion of management, these interim financial statements contain all adjustments necessary to present fairly the financial position, results of operations and cash flow for the six-month periods ended December 31, 2005 and 2004. Interim results of operations are not indicative of the results of operations for the full year.

4.	CASH AND TERM DEPOSITS

The Company maintains its cash balances in various currencies. At the period end, the currencies held and the United States equivalents were as follows:

	December 31, 2005	June 30, 2005
Canadian dollars	$2,957	$
			10,321
U.S. dollars	38,205		20,143

	$41,162		$30,464

PREPARED BY MANAGEMENT WITHOUT AUDITORS’ REVIEW
CENTRAL MINERA CORP.
(A PRE-EXPLORATORY STAGE COMPANY)

NOTES TO THE INTERIM FINANCIAL STATEMENTS
DECEMBER 31, 2005

(Expressed in U.S. Dollars)

5.	MARKETABLE SECURITIES

Marketable securities in public companies are carried in the accounts at the lesser of estimated net realizable value and cost.

6.	EQUIPMENT

	December 31, 2005	June 30, 2005
Office Furniture and Equipment	$2,481	$2,481
Accumulated Amortization	(1,713)	(1,563)

	$768	$918

7.	SHARE CAPITAL

a.	Authorized

3,000,000 variable multiple voting shares without par value
Unlimited number of subordinate voting shares without par value

The variable multiple voting shares are identical to the subordinate shares except they may only be transferred with the approval of the directors and entitle the holder to more than one vote, calculated on a predetermined ratio between the share classes. The variable multiple voting shares may be converted into subordinate voting shares at a ratio of 1:1 with a mandatory conversion if the then outstanding balance is less than 1,500,000 shares.

b.	Issued

	Shares	Consideration
Variable Multiple Voting Shares Balance September 30, 2005 and June 30, 2005	3,000,000	$300,000
Subordinate Voting Shares Balance June 30, 2005	24,969,517	$41,759,052
Issued	2,855,455	114,287

Balance December 31, 2005	27,824,972	$41,873,339

During the period, the Company issued 2,855,445 subordinate voting shares at U.S. $0.04 per share pursuant to a private placement.

PREPARED BY MANAGEMENT WITHOUT AUDITORS’ REVIEW

CENTRAL MINERA CORP.
(A PRE-EXPLORATORY STAGE COMPANY)

NOTES TO THE INTERIM FINANCIAL STATEMENTS
DECEMBER 31, 2005

(Expressed in U.S. Dollars)

7.	SHARE CAPITAL (CONTINUED)

c.	Incentive Stock Option

The Company has a stock option plan for which options granted under the plan generally have a maximum term of ten years. The exercise price of each option equals the market price of the Company’s shares on the date of the grant.

Details of director, employee and consultant share purchase options are as follows:

                                                                  December 31, 2005                                             June 30, 2005

                                                      Number of              Weighted Average                                             Weighted Average
                                                       Options               Exercise Price                  Number of Options            Exercise Price

                                                    1,625,000
Balance beginning and end of Period                (1,325,000)                            $.20                    1,625,000                              $.20
Options expired during the period                 -----------                              .20                            -                                 -
Balance end of the period                             300,000                              .20                    1,625,000                               .20
                                                  ===========             ====================            =================            ======================

                                                    Balance
   Balance                                        December 31,                  Exercise
June 30, 2005               Change                    2005                       Price                                        Expiry Date
-------------            -------------            ------------            --------------------            ---------------------------------------------------

      300,000                        -                300,000                             $.20            December 31, 2006

    1,325,000              (1,325,000)                       -                            $.20            December 31, 2005
-------------            ------------             ------------

    1,625,000              (1,325,000)                300,000
=============            ============             ===========

As at December 31, 2005, the weighted average remaining contractual life of the stock options is 12 months.

d.	Share Purchase Warrants

	December 31, 2005		June 30, 2005
	Number of	Weighted Average		Weighted Average
	Warrants	Exercise Price	Number of Warrants	Exercise Price
Balance beginning of Period	1,200,000	$.10	5,116,114	$.10
Lapsed	0	$.10	(3,966,114)	$.10

Balance end of Period	1,200,000	$.10	1,200,000	$.10

As at December 31, 2005, the weighted average remaining contractual life of the warrants is 1 month. The warrants lapsed subsequent to the period end without being exercised.

PREPARED BY MANAGEMENT WITHOUT AUDITORS’ REVIEW

CENTRAL MINERA CORP.
(A PRE-EXPLORATORY STAGE COMPANY)

NOTES TO THE INTERIM FINANCIAL STATEMENTS
DECEMBER 31, 2005

(Expressed in U.S. Dollars)

8.	RELATED PARTY TRANSACTIONS

Related party transactions not separately disclosed elsewhere in these financial statements were as follows:

	December 31,
	2005	2004
Consulting or other fees paid or payable to directors/officers or to companies controlled by directors/officers	$35,353	$36,958

9.	COMMITMENTS

The Company has entered into a management agreement, with a company controlled by a director, which requires minimum annual payments of approximately $150,000 ($180,000 Cdn.). The agreement contains a clause requiring a termination payment of approximately $75,000. The corporate related party has voluntarily reduced the monthly fee to $6,250 (Cdn. $7,500) commencing March, 2003.

10.	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (“U.S. GAAP”)

These financial statements have been prepared in accordance with accounting principles generally accepted in Canada. A description of accounting principles that differ in certain respects from United States generally accepted accounting principles follows:

a.	Stock-based Compensation

The Company has elected, commencing with the year ended June 30, 2005, to account for stock-based compensation using SFAS 123 and 123 ® as amended December, 2004. Accordingly, compensation cost for stock options is measure at the fair value of options granted. For the year ended June 30, 2003, the Company elected to apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB No. 25”) “Accounting for Stock Issued to Employees” for measuring the value of stock-based compensation. The intrinsic value-based method requires that compensation expense be recorded at the time of granting an option for the excess of the quoted market price over the option exercise price. If a stock option is not exercised, the compensation expense recorded in the previous period is reversed by decreasing the compensation expense in the period of forfeiture. No compensation expense was required to be recognized for those periods.

PREPARED BY MANAGEMENT WITHOUT AUDITORS’ REVIEW

CENTRAL MINERA CORP.
(A PRE-EXPLORATORY STAGE COMPANY)

NOTES TO THE INTERIM FINANCIAL STATEMENTS
DECEMBER 31, 2005

(Expressed in U.S. Dollars)

10.	RECONCILATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (“U.S. GAAP”) (CONTINUED)

b.	Other Accounting Standards

(1)	The Company has adopted the Statement of Financial Accounting Standards No. 130 (“SFAS 130”) “Reporting Comprehensive Income” with no impact of U.S. GAAP differences.

(2)	The Company does not have any derivative or hedging instruments and, therefore, Statement of Financial Accounting Standards No. 149 (“SFAS No. 149”) “Accounting for Derivative Instruments and Hedging Activity” has no impact on U.S. GAAP difference.

The adoption of these new pronouncements is not expected to have an effect on the financial position or results of operations.

The effect of the differences between Canadian GAAP and U.S. GAAP on the balance sheets and statements of operations and deficit is summarized below:

December 31,	2005	2004
Share Capital, under Canadian GAAP	$42,173,339	$42,059,052
Adjustment for APB No. 25	12,490	12,490

Share Capital, under U.S. GAAP	$42,185,829	$41,071,542

Deficit, under Canadian GAAP	$(42,116,971)	$(41,987,341)
Adjustment for APB No. 25	(12,490)	(12,490)

Deficit, under U.S. GAAP	$(42,129,461)	$(41,999,831)

Loss for the period under Canadian GAAP Adjustment for APB No. 25	$(61,195)	$(73,654)

Comprehensive loss under U.S. GAAP	$(61,195)	$(73,654)

Basic and diluted loss per share under U.S. GAAP	$(.01)	$(.01)

There is no effect on the statement of cash flow for the difference between Canadian GAAP and U.S. GAAP.

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